Exhibit 10.25

BLACKSTONE ADVISORY PARTNERS L.P.

345 Park Avenue

New York, NY 10154

May 30, 2014

VIVINT SOLAR, INC.

4931 North 300 West

Provo, Utah 84604

Attention: Greg Butterfield,

Chief Executive Officer and President

RE: Engagement Letter

Dear Greg:

This letter confirms the understanding and agreement (“Agreement”) between Blackstone Advisory Partners L.P. (“Blackstone”) and Vivint Solar, Inc. (the “Company”) regarding the retention of Blackstone and its affiliates, successors and assigns, as appropriate, by the Company as a financial advisor and placement agent.

As used in the Agreement, “Transaction” means the Company’s tax equity financing of solar photovoltaic projects (each referred to as a                     “ Project”) in one or more separate transactions                     a Transaction, with a person identified on Schedule I or Schedule II hereto (which schedule                      be updated from time to time by mutual written agreement of the parties hereto). “Residential Transaction Capital” means the cash proceeds committed to the Company or an affiliated investment fund created thereby for the purpose of financing a residential Project. “C&I Transaction Capital” means the cash proceeds committed to the Company or an affiliated investment fund created thereby for the purpose of financing a commercial or industrial Project (C&I Transaction Capital, together with Residential Transaction Capital, the “Transaction Capital”).

In connection with each Transaction contemplated by this Agreement, if expressly requested by the Company, Blackstone agrees to:

(a)	assist the Company in structuring such Transaction and preparing a financial model;

(b)	assist the Company in raising Transaction Capital;

(c)	assist the Company in presenting such Transaction as a potential investment opportunity to prospective investors;

(d)	assist the Company in its negotiation with service providers, insurers or rating agencies engaged, or contemplated to be engaged, in connection with such Transaction;

(e)	assist the Company in preparing a prospectus, offering memorandum or similar disclosure document (a “Memorandum”) describing such Transaction and the related Project(s) for distribution to potential investors, it being specifically agreed that (x) any Company information supplied by the Company to Blackstone to be included in such Memorandum shall be accurate in all material respects at the time provided; (y) the Company authorizes Blackstone to transmit such Memorandum to potential investors so long as any recipient has signed the Company’s standard confidentiality agreement that is utilized for such purpose and that contains customary nondisclosure and limited use provisions, and (z) other than as contemplated by this clause (e), such Memorandum may not be disclosed or made available to any person by Blackstone except with the Company’s prior consent and Blackstone will not engage in other conduct that is reasonably likely to result in the offering of the securities in a manner that is not exempt from the registration requirements under U.S. state, federal or other applicable securities laws;

(f)	assist the Company in managing any data room and the due diligence process; and

(g)	provide other financial advisory services which may be customarily rendered in connection with such Transaction.

Unless otherwise agreed by the parties hereto, the proposed offering and sale of any securities in connection with a Transaction and use of any Memorandum in connection therewith is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”) pursuant to Section 4(2) thereof, as provided by Securities and Exchange Commission (the “SEC”) Regulation D (“Regulation D”), and the qualification and registration requirements of applicable laws and regulations, including state blue sky laws.

Notwithstanding anything herein to the contrary, Blackstone will not provide or be deemed to have provided legal, accounting or tax advice to the Company regarding any Transaction. The Company should rely on its own independent legal, accounting and tax advisors regarding each Transaction.

The Company agrees to pay the following fees to Blackstone for its services contemplated by this Agreement:

A Transaction fee (each a “Transaction Fee”) in an amount equal to:

(a)	In the case of a residential Project:

i.	1.5% of the Residential Transaction Capital committed by investors listed on Schedule IA; and

ii.	1% of the Residential Transaction Capital committed by investors listed on Schedule IB;

iii.	0.75% of the Residential Transaction Capital committed by investors to be agreed by the Company and Blackstone and set forth on Schedule IC.

(b)	In the case of commercial or industrial Project:

i.	1% of the total C&I Transaction Capital committed by all investors listed on Schedule II.

Transaction Fees shall be payable upon the date of the financial close of the Transaction (the “Closing Date”).

In addition to any fees that may be payable to Blackstone under this Agreement, the Company agrees to reimburse Blackstone, upon request made from time to time, for its reasonable and documented out-of-pocket expenses incurred in connection with the services rendered by Blackstone hereunder (including, without limitation, travel and lodging, data, word processing, graphics and communication charges, research costs, and courier services and fees, expenses and disbursements of any external legal counsel retained by Blackstone); provided that, with respect to any expenses incurred after the date hereof, in no event will the Company be responsible for fees in excess of $50,000 without its prior written consent. The Company agrees that any reasonable out-of-pocket expenses incurred in connection with the services rendered by Blackstone under the Prior Engagement Letter (as defined herein) shall become immediately due and payable at the closing of the first Transaction after the execution of this Agreement, in addition to any reasonable and documented out-of-pocket expenses incurred in connection with such Transaction.

The Company agrees that at the closing of each Transaction it will effect a wire transfer to Blackstone of all fees payable to Blackstone under the Agreement that have not previously been paid as well as all reimbursable out-of-pocket expenses incurred by Blackstone through the applicable Closing Date in connection with its services rendered hereunder which have not previously been reimbursed by the Company.

The Company will furnish or cause to be furnished to Blackstone such information as Blackstone reasonably believes appropriate to its assignment (all such information so furnished being the “Information”). The Company further agrees that it will provide Blackstone with reasonable access to the Company and its directors, officers, employees and advisers. The Company shall inform Blackstone promptly upon becoming aware of any material developments relating to the Company which the Company reasonably expects may impact on a proposed Transaction or if the Company becomes aware that any Information provided to Blackstone is, or has become, untrue, unfair, inaccurate or misleading in any material way. The Company represents and warrants to, and covenants and agrees with, Blackstone that the Company has not obtained any Information other than by lawful means and that disclosure to Blackstone will not breach any agreement or duty of confidentiality owed to third parties of which the Company is aware. The Company recognizes and confirms that Blackstone (a) will use and rely primarily on the

Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) is entitled to rely upon the Information without independent verification, and (d) will not make an appraisal of any assets in connection with its assignment.

The parties agree that (i) the relevant provisions of the confidentiality and non-disclosure agreement between the parties hereto, effective as of April 26, 2013 (the “Confidentiality Agreement”) are incorporated herein by reference and (ii) the Information is “Confidential Information” for purposes of the Confidentiality Agreement.

In the event that confidential information belonging to the Company is stored electronically on Blackstone’s computer systems, Blackstone shall not be liable for any damages resulting from unauthorized access, misuse or alteration of such information by any person who is not an employee, agent or contractor of Blackstone, provided that Blackstone exercises the same degree of care in protecting the confidentiality of, and in preventing unauthorized access to, the Company’s information that it exercises with regard to its own most sensitive proprietary information.

Except as required by applicable law, any advice to be provided by Blackstone under this Agreement shall not be disclosed publicly or made available to third parties without the prior written consent of Blackstone. In addition, Blackstone may not be otherwise publicly referred to without its prior written consent. All services, advice, information and reports provided by Blackstone to the Company in connection with this assignment shall be for the sole benefit of the Company and its affiliates, and shall not be relied upon by any other person.

The Company acknowledges and agrees that Blackstone has been retained to act solely as financial advisor and placement agent to the Company. In such capacity, Blackstone shall act as an independent contractor, and any duties of Blackstone arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. Because Blackstone will be acting on the Company’s behalf in this capacity, it is customary for us to receive indemnification. A copy of Blackstone’s standard form of indemnification agreement is attached to this Agreement as Attachment A.

Each of the Company and Blackstone agrees that it has not taken, and will not take, any action, directly or indirectly, so as to cause the Transaction contemplated by this Agreement to fail to be entitled to exemption under Section 4(2) of the Securities Act and, if applicable, Regulation D promulgated thereunder.

Blackstone’s engagement hereunder shall be terminated upon the earliest to occur of (i) the third day following written notice from one party to the other party of the termination hereof and (ii) the first anniversary hereof, unless extended by mutual agreement by the parties hereto. Notwithstanding the foregoing, the provisions relating to (i) the payment of fees and expenses accrued through the date of termination, (ii) the disclosure of Blackstone services, advice, information and reports, (iii) the status of Blackstone as an independent contractor, (iv) the limitation on to whom Blackstone shall owe any duties and (v) waivers of the right to trial by jury will survive any such termination, and any such termination shall not affect the Company’s obligations under the indemnification agreement attached as Attachment A or Blackstone’s confidentiality obligations hereunder. Blackstone will be entitled to the Transaction Fee set forth above in the event that at any time prior to the expiration of six (6) months after such termination a definitive agreement with respect to a Transaction is executed and a Closing Date occurs thereafter; provided that if Blackstone terminates this Agreement without cause, or the Company terminates this Agreement with cause, the provisions of this sentence shall not apply.

The Company agrees that it will advise Blackstone reasonably promptly of (i) the occurrence of any event or the existence of any condition known to the Company that would result in the Memorandum (to the extent prepared), containing any untrue statement of material fact or omitting to state any material fact required that would make the statements therein materially misleading; (ii) such other information concerning the business and financial condition of the Company as Blackstone may from time to time reasonably request in connection with pursuing a Transaction; (iii) the receipt by the Company of any communication outside the ordinary course from the SEC or any state securities commissioner or regulatory authority in any other jurisdiction concerning the offering of the Securities; and (iv) the commencement of any lawsuit or proceeding to which the Company is a defendant related to a Transaction or Project.

The Company represents that neither it nor any of its subsidiaries, any director or officer of the Company or any of its subsidiaries, nor, to the knowledge of the Company or any of its subsidiaries, any controlled affiliate of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is: (i) the subject of any U.S. economic sanctions (including those administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control) or similar sanctions imposed by another relevant sanctions authority (collectively, “Sanctions”); (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory; or (iii) not in compliance in all material respects with all applicable anti-money laundering laws and Sanctions. The Company further represents, warrants and agrees, in addition to any representations, warranties and agreements to be made by the Company to the investors, that:

(a)	If required by applicable law, securities offered in connection with a Transaction will be offered and sold in compliance with the requirements for the exemption from the registration requirements of the Act pursuant to Regulation D and/or Section 4(2) of the Securities Act.

(b)	If required by applicable law, the Company will file appropriate notices on Form D with the SEC, as well as all filings required to be made with respect to state and foreign securities or blue sky laws and regulations.

(c)	The Memorandum will furnish all information required to be furnished to investors under Regulation D and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Memorandum or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty does not extend to written material relating to Blackstone that is furnished to the Company by Blackstone expressly for use in the Memorandum.

Blackstone may, at its expense, with the prior written consent of the Company, place an announcement in such newspapers and periodicals as it may choose, stating that Blackstone has acted as a financial advisor and placement agent to the Company in connection with a Transaction.

Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. and its affiliates in their businesses distinct from the corporate advisory business of The Blackstone Group L.P., provided that confidential information is not made available to representatives of The Blackstone Group L.P. and its affiliates who are not involved in the corporate advisory business of The Blackstone Group L.P. Should confidential information be made available to a representative of The Blackstone Group L.P. and its affiliates who is not involved in the corporate advisory business of The Blackstone Group L.P., such representative shall be bound by this Agreement in accordance with its terms.

The Company understands and acknowledges that affiliates of Blackstone may currently hold, or in the future may acquire, debt or equity securities (or other interests) issued by the Company or its affiliates, and will be under no obligation to sell any such holdings in connection with this engagement.

This Agreement (including the attached indemnification agreement) and the Confidentiality Agreement embodies the entire agreement and understanding between the parties hereto and supersedes and replaces in its entirety all prior agreements and understandings relating to the subject matter hereof, including that certain letter of agreement, dated July 8, 2013 (the “Prior Engagement Letter”), between the Company and Blackstone. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect or impair such provision or the remaining provisions of this Agreement in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed in that state.

The Company hereby agrees that any action or proceeding based hereon or arising out of Blackstone’s engagement hereunder shall be brought and maintained by the Company exclusively in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York. The Company irrevocably submits to the jurisdiction of the courts of the State of New York located in the City and County of New York and the United States District Court for the Southern District of New York and appellate courts from any thereof for the purpose of any action or proceeding based hereon or arising out of Blackstone’s engagement hereunder and irrevocably agrees to be bound by any judgment rendered thereby in connection with such action or proceedings. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter may have to the laying of venue of any such action or proceeding brought in any such court referred to above and any claim that such action or proceeding has been brought in an inconvenient forum and agrees not to plead or claim the same.

The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company, Blackstone and any person entitled to be indemnified under the indemnification agreement attached hereto as Attachment A.

Any rights to trial by jury with respect to any claim or proceeding related to, or arising out of, this Agreement, engagement or any transaction or conduct in connection herewith, is waived.

This Agreement may be executed on any number of separate counterparts, by facsimile, digital signature, or e-mail, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile, digital signature, or portable document format (“pdf”) signature page shall constitute an original for purposes hereof.

[SIGNATURE PAGES FOLLOW]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Blackstone the duplicate copy of this Agreement.

Very truly yours,

BLACKSTONE ADVISORY PARTNERS L.P.

By:	/s/ Laurence J. Nath
Name:	Laurence J. Nath
Title:	Sr. Managing Director

Accepted and Agreed
to as of the date first written above:

VIVINT SOLAR, INC.

By:	/s/ Greg Butterfield
Name:	Greg Butterfield
Title:	Chief Executive Officer and President

Enclosure

Schedule IA

•	BofA Merrill Lynch

•	Kilowatt Financial (cash grant transactions only)

•	Any tax equity follow-on transactions made by an affiliate of Blackstone

Schedule IB

•	State Street follow-on transactions

•	J.P. Morgan

Schedule IC

Schedule II

•	Credit Suisse

•	PNC

•	Wells Fargo

ATTACHMENT A

VIVINT SOLAR, INC.

4931 North 300 West

Provo, Utah 84604

May 30, 2014

Blackstone Advisory Partners L.P.

345 Park Avenue

New York, NY 10154

INDEMNIFICATION AGREEMENT

Ladies and Gentlemen:

This letter will confirm that we have engaged Blackstone Advisory Partners L.P. (“Blackstone”) to advise and assist us in connection with the matters referred to in our letter of agreement dated May 30, 2014, effective as of May 13, 2013 (the “Engagement Letter”). In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and your and their respective partners (both general and limited), members, officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an “Indemnified Party”) from and against any losses, claims, damages, expenses and liabilities whatsoever, whether they be joint or several, related to, arising out of or in connection with the engagement (the “Engagement”) under the Engagement Letter and will reimburse each Indemnified Party for all reasonable expenses (including fees, expenses and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of, or otherwise responding to, any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement or this agreement, whether or not pending or threatened, whether or not any Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by us. We also agree to cooperate with Blackstone and to give, and so far as it is able to procure the giving of, all such information and render all such assistance to Blackstone as Blackstone may reasonably request in connection with any such action, claim, suit, proceeding, investigation or judgment and not to take any action which might reasonably be expected to prejudice the position of Blackstone or its affiliates in relation to any such action, claim, suit, proceeding, investigation or judgment without the consent of Blackstone (such consent not to be unreasonably withheld). In the event that Blackstone is requested or authorized by us or required by government regulation, subpoena or other legal process to produce documents, or to make its current or former personnel available as witnesses at deposition or trial, arising as a result of or in connection with the Engagement, we will, so long as Blackstone is not a party to the proceeding in which the information is sought, pay Blackstone the fees and expenses of its counsel incurred in responding to such a request. We will not, however, be liable under the foregoing indemnification provision for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Blackstone. We also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us or our owners, parents, affiliates, security holders or creditors for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Blackstone.

If the indemnification provided for in the preceding paragraph is for any reason (other than the gross negligence or willful misconduct of Blackstone as provided above) unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, we shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (and expenses relating thereto) in such proportion as is appropriate to reflect not only the relative benefits received (or anticipated to be received) by you, on the one hand, and us, on the other hand, from the Engagement but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, to the extent permitted by applicable law, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us, our security holders and our creditors in the transaction or transactions that are subject to the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to Blackstone under the Engagement Letter (excluding any amounts paid as reimbursement of expenses).

Neither party to this agreement will, without the prior written consent of the other party (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not we or any Indemnified Party are an actual or potential party to such claim, action, suit or proceeding. In the event that we seek to settle or compromise or consent to the entry of any Judgment, we agree that such settlement, compromise or consent (i) shall include an unconditional release of Blackstone and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of Blackstone or each other Indemnified Party, and (iii) shall not impose any continuing obligations or restrictions on Blackstone or each other Indemnified Party.

Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify us will not relieve us from any liability which we may have hereunder or otherwise, except to the extent that such failure materially prejudices our rights. If we so elect or are requested by such Indemnified Party, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Blackstone and the payment of the fees and disbursements of such counsel.

In the event, however, that we or such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if we fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Party may employ separate counsel reasonably satisfactory to us to represent or defend it in any such action or proceeding and we will pay the reasonable fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense.

The foregoing reimbursement, indemnity and contribution obligations of ours under this agreement shall be in addition to any rights that an Indemnified Party may have at common law or otherwise, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of ours and such Indemnified Party. We agree that the indemnity and reimbursement obligations of ours set out herein shall be in addition to any liability which we may otherwise have under the Engagement Letter and applicable law and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of ours, Blackstone and any such Indemnified Party.

The provisions of this agreement shall apply to the Engagement, as well as any additional engagement of Blackstone by us in connection with the matters which are the subject of the Engagement, and any modification of the Engagement or additional engagement and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.

This agreement and the Engagement Letter shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed in that state.

Very truly yours,

VIVINT SOLAR, INC.

By:	/s/ Greg Butterfield
Name:	Greg Butterfield
Title:	Chief Executive Officer and President

Accepted and Agreed
to as of the date first written above:

BLACKSTONE ADVISORY PARTNERS L.P.

By:	/s/ Laurence J. Nath
Name:	Laurence J. Nath
Title:	Sr. Managing Director